Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

Alberto-Culver Company

(a Delaware corporation)

FIRST. The name of the corporation is Alberto-Culver Company.

SECOND. The address of the corporation’s registered office in the State of Delaware is:

Corporation Trust Center

1209 Orange Street

Wilmington, New Castle County, Delaware 19801

The name of the corporation’s registered agent at such address is The Corporation Trust Company.

THIRD. The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH. The total number of shares of stock which the corporation shall have authority to issue is 1000 shares. All such shares are to be Common Stock with no par value and are to be of one class.

FIFTH. Unless and except to the extent that the bylaws of the corporation shall so require, the election of directors of the corporation need not be by written ballot.

SIXTH. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the corporation is expressly authorized to make, alter and repeal the bylaws of the corporation.

SEVENTH. A director of the corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

EIGHTH. The corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of any nature conferred upon stockholders, directors or any other persons by and pursuant to this Amended and Restated Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this article.

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